Exhibit 99.1

CA Reports Second Quarter Fiscal Year 2010 Results

ISLANDIA, N.Y., Oct. 22 /PRNewswire-FirstCall/ --

•	GAAP EPS Up 11 Percent in Constant Currency, Up 5 Percent as Reported

•	Non-GAAP EPS Up 8 Percent in Constant Currency, Up 5 Percent as Reported

•	Revenue Up 1 Percent in Constant Currency, Down 3 Percent as Reported

•	GAAP and Non-GAAP Operating Margins Up 2 Percentage Points and 3 Percentage Points, Respectively

•	Updates Full Fiscal Year 2010 Outlook

CA, Inc. (Nasdaq: CA), the world's leading independent IT management software company, today reported financial results for its second quarter of fiscal year 2010, ended Sept. 30, 2009.

Financial Overview
(in millions, except share data)	Q2FY10	Q2FY09	Change	Change in Constant Currency
Revenue	$1,072	$1,107	(3%)	1%
GAAP Net Income	$218	$202	8%	14%
Non-GAAP Income*	$232	$219	6%	7%
GAAP Diluted EPS	$0.41	$0.39	5%	11%
Non-GAAP EPS*	$0.42	$0.40	5%	8%
Cash Flow from Operations	$120	$218	(45%)	(39%)

*Non-GAAP income and earnings per share are non-GAAP financial measures, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

"Our first half performance leaves CA well positioned for the second half of the year," said John Swainson, CA's chief executive officer. "We grew revenue on a constant currency basis, focused on operational efficiencies that drove bottom line results on both a GAAP and non-GAAP basis and generated cash flow from operations up 62 percent in constant currency and 40 percent as reported from the first half of fiscal year 2009."

"We are seeing some improvement in the economic climate, especially in North America, and a willingness by customers to discuss strategic projects that will help tightly align their IT and the management of their IT resources with business imperatives," he continued. "This trend plays to the strengths in CA's product portfolio and combined with our enterprise customer pipeline, significant renewal portfolio and continued focus on operational efficiencies, gives us confidence that we will have a strong second half."

Revenue and Bookings

Second quarter North American revenue was $628 million, up 3 percent in constant currency and 2 percent as reported, while international revenue was $444 million, down 2 percent in constant currency and down 10 percent as reported year-over-year. Total revenue backlog at the end of the second quarter was $7.706 billion, up 9 percent in constant currency and up 10 percent as reported over the prior year period.

For the first half of fiscal year 2010, total revenue was $2.122 billion, up 2 percent in constant currency and down 3 percent as reported compared to the first half of fiscal year 2009.

Total bookings in the second quarter were $947 million, down 37 percent in constant currency and 37 percent as reported, compared to the prior year period. The second quarter of fiscal year 2009 was positively affected by a multi-year contract renewal with a system integrator totaling more than $400 million in North America.

During the second quarter, the Company signed 18 license agreements with aggregate values greater than $10 million for a total of $366 million, compared with 17 license agreements totaling $892 million in the second quarter of fiscal year 2009. Weighted average life of subscription and maintenance bookings for the quarter was 3.3 years, compared with 4.1 years for the same period in fiscal year 2009.

North American bookings were down 40 percent in constant currency and 41 percent as reported, while international bookings were down 30 percent in constant currency and 29 percent as reported compared to the prior year period. Excluding the large second quarter fiscal year 2009 contract renewal with the systems integrator mentioned above, North America bookings were up 5 percent in constant currency and 4 percent as reported.

For the first half of fiscal year 2010, total bookings were $2.145 billion, down 14 percent on a constant currency basis and down 15 percent as reported from the prior year period.

CA continued to see improvement in its mainframe performance with significant growth in new product sales and demand for capacity and a benefit from customer decisions to rationalize their mainframe software and consolidate on fewer vendors.  The Company also experienced healthy demand for its business governance, service management, security management and automation offerings.

Total bookings were affected by an expected light inventory of scheduled contract renewals in the second quarter, especially in EMEA, a reduction in professional services bookings and a continued soft demand for channel products aimed at small and medium size businesses and the consumer market.

Expenses and Margin

Total GAAP expenses, before interest and income taxes, for the second quarter were $733 million, down 2 percent in constant currency and down 6 percent as reported from the prior year. GAAP operating income, before interest and income taxes, was $339 million, up 9 percent in constant currency and 3 percent as reported. The Company recorded a GAAP operating margin of 32 percent, a 2 percentage point improvement from the prior year period.

Total GAAP expenses for the first half of fiscal year 2010, before interest and income taxes, were $1.458 billion, down 1 percent in constant currency and 6 percent as reported compared to the first half of fiscal year 2009.

On a non-GAAP basis, which excludes purchased software and intangibles amortization, restructuring and other costs, and includes gains and losses of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter, the Company reported second quarter operating expenses of $705 million, down 3 percent in constant currency and down 7 percent as reported year-over-year. Non-GAAP operating income, before interest and income taxes, was $367 million, up 8 percent in constant currency and 6 percent as reported. The Company recorded a second quarter non-GAAP operating margin of 34 percent, a 3 percentage point improvement from the second quarter of fiscal year 2009.

The Company reported non-GAAP expenses for the first half of fiscal year 2010 of $1.393 billion, down 2 percent in constant currency and 8 percent as reported compared to the first half of fiscal year 2009.

Both GAAP and non-GAAP operating expenses in the second quarter included an approximate $0.01 per share impact of expenses related to the transition to a new CEO. The Company expects the majority of these remaining expenses of approximately $0.01 per share to be incurred over the second half of the year.

For the first half of the 2010 fiscal year, GAAP diluted earnings per share were $0.78, up 12 percent in constant currency and 3 percent as reported over the first half of fiscal year 2009. Non-GAAP earnings per share were $0.84, up 11 percent in constant currency and 5 percent as reported.

In the second quarter, the Company recorded a GAAP tax rate of 31.2 percent and a non-GAAP tax rate of 35.5 percent.

Cash Flow and Capital Structure

The Company reported second quarter cash flow from operations of $120 million, compared with $218 million in the prior year period. Cash flow from operations was affected by a decrease in collections and an increase in cash taxes paid during the period offset by lower disbursements and restructuring payments. For the first half of fiscal year 2010, cash flow from operations was $382 million, compared to $272 million in the prior year.

The balance of cash and cash equivalents at Sept. 30, 2009, was $3.025 billion. With $1.934 billion in total debt outstanding, the Company has a net cash position of $1.091 billion. During the quarter, the Company repurchased about $50 million of its common stock under its previously announced $250 million stock repurchase program.

Business Highlights

During the second quarter:

•
CA announced that it signed a definitive agreement to acquire privately-held NetQoS® Inc., a leading provider of network performance management and service delivery solutions, for $200 million. NetQoS solutions will extend CA's capabilities in the areas of Application Performance Management and Network and System Management.

•
CA and Affiliated Computer Services, Inc. (ACS) announced a multi-year agreement to utilize CA's mainframe and distributed Enterprise IT Management solutions across the ACS platform. CA's solutions will enable ACS to enhance its operational efficiency, expand the IT and business process services offered to ACS clients, and establish a foundation for the development of future new services.

•
CA and Acxiom® Corporation (NASDAQ: ACXM) announced a partnership to deliver enterprise-class, on-demand Information Governance solutions. The new cloud-based, hosted solution from CA and Acxiom offers customers an alternative to on-premise software deployments, while providing a single portal view to better manage email, archiving, litigation holds, search, records declaration, retention and disposition.

Outlook for Fiscal Year 2010

The Company updated its outlook for fiscal year 2010. The following represents "forward-looking statements" (as defined below).

The Company expects the following:

•
Total revenue growth in a range of 2 percent to 4 percent in constant currency, rather than at the high end of the range as previously forecast. At current exchange rates, this 2 percent to 4 percent range translates to reported revenue of $4.3 billion to $4.4 billion;

•
GAAP diluted earnings per share growth increases in constant currency to a range of 18 percent to 27 percent from the previous 18 to 26 percent. At current exchange rates, this translates to reported diluted earnings per share of $1.47 to $1.58;

•
Non-GAAP diluted earnings per share increases in constant currency to a range of 6 percent to 14 percent from the previous range of 6 to 13 percent. At current exchange rates, this translates to reported non-GAAP diluted earnings per share of $1.60 to $1.71; and,

•
Cash flow from operations growth in a range of 12 percent to 19 percent in constant currency as previously forecast. At current exchange rates, this translates to reported cash flow from operations of $1.3 billion to $1.4 billion. The cash flow from operations outlook includes approximately $50 million in restructuring payments accrued during fiscal year 2009.

Except as otherwise noted, guidance reflects current foreign currency exchange rates as of Sept. 30, 2009. This outlook also assumes no material acquisitions and a partial currency hedge of operating income. The Company also expects a full-year GAAP and non-GAAP tax rate in a range of 35 to 36 percent.

The Company anticipates approximately 517 million shares outstanding at fiscal 2010 year-end and a weighted average diluted share count of approximately 535 million for the fiscal year. Guidance does not include the impact from any future stock repurchases.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company's website, including a supplemental financial package, as well as a webcast that the Company will host at 4:30 p.m. ET today to discuss its unaudited second quarter results. The webcast will be archived on the website. Individuals can access the webcast, as well as this press release and supplemental financial information, at http://ca.com/invest or listen to the call at 1-888-437-9315. The international participant number is 1-719-325-2191.

(Logo:  http://www.newscom.com/cgi-bin/prnh/20090402/NYTH500LOGO )

About CA

CA (Nasdaq: CA), the world's leading independent IT management software company, helps customers optimize IT for better business results. CA's Enterprise IT Management solutions for mainframe and distributed computing enable Lean IT—empowering organizations to more effectively govern, manage and secure their IT operations. For more information, visit www.ca.com.

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from operations and diluted earnings per share exclude the following items: non-cash amortization of purchased software and other intangibles, charges for in-process research and development costs, restructuring and other charges and the gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter. Non-GAAP income also excludes the interest on convertible bonds. The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from operations, respectively. Such tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the quarter such items arise and the effective tax rate for non-GAAP income generally allocating the impact of such items pro rata to the fiscal year's remaining reporting periods. Non-GAAP adjusted cash flow excludes restructuring and other payments. Free cash flow excludes capital expenditures. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations.  To present this information, current and comparative prior period results for entities reporting in currencies other than US dollars are converted into US dollars at the exchange rate in effect on March 31, 2009, which was the last day of our prior fiscal year.  Constant currency excludes the impacts from the Company's hedging program.  The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

We have assessed and will continue to assess the impact on our business of the general economic downturn and the related impact on the financial services sector in particular. Approximately one third of our revenue comes from arrangements with financial institutions (i.e., banking, brokerage and insurance companies). The majority of these arrangements are for the renewal of mainframe capacity and maintenance associated with transactions processed by such financial institutions. While we cannot predict what impact there may be on our business from further consolidation of the financial industry sector, or the impact from the economy in general on our business, to date the impact has not been material to our balance sheet, results of operations or cash flows. The vast majority of our subscription and maintenance revenue in any particular reporting period comes from contracts signed in prior periods, generally pursuant to contracts ranging in duration from three to five years.

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: global economic factors or political events beyond the Company's control; general economic conditions, including concerns regarding a global recession and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; impact of revenue recognition accounting policies on operating results; failure to expand channel partner programs; ability to adequately manage and evolve financial reporting and managerial systems and processes; ability to successfully integrate acquired companies and products into existing businesses; competition in product and service offerings and pricing; ability to retain and attract qualified key personnel; rapid technological and market changes; dependence on third party operating systems and software; use of software from open source code sources; discovery of errors in the Company's software and potential product liability claims; significant amounts of debt and possible future credit rating changes; the failure to protect the Company's intellectual property rights and source code; the timing of orders from customers and channel partners; reliance upon large transactions with customers; sales to government customers; breaches of the Company's software products and the Company's and customers' data centers and IT environments; lack of market growth in key product areas; use of third party microcode; third party claims of intellectual property infringement or royalty payments; fluctuations in foreign currencies; failure to successfully execute restructuring plans and related sales model changes; successful outsourcing of various functions to third parties; potential tax liabilities; and these factors and the other factors described more fully in the Company's filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Copyright © 2009 CA, Inc. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. NetQoS is a registered trademark of NetQoS Inc. Acxiom is a registered trademark of Acxiom Corporation. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Contacts:	Dan Kaferle	Carol Lu
	Public Relations	Investor Relations
	(631) 342-2111	(212) 415-6920
	daniel.kaferle@ca.com	carol.lu@ca.com

Table 1
CA, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	September 30,			September 30,
	2009	2008	(1)	2009	2008	(1)
Revenue
Subscription and maintenance revenue	$973	$975		$1,919	$1,940
Professional services	71	94		142	187
Software fees and other	28	38		61	67
Total revenue	1,072	1,107		2,122	2,194
Expenses
Costs of licensing and maintenance	73	80		139	155
Cost of professional services	59	84		126	163
Amortization of capitalized software costs	34	29		68	60
Selling and marketing	286	311		567	608
General and administrative	120	110		230	232
Product development and enhancements	115	120		234	243
Depreciation and amortization of other intangible assets	39	37		78	73
Other expenses, net	7	6		14	18
Restructuring and other	-	-		2	4
Total expenses before interest and income taxes	733	777		1,458	1,556
Income before interest and income taxes	339	330		664	638
Interest expense, net	22	13		39	24
Income before income taxes	317	317		625	614
Income tax expense	99	115		212	216
NET INCOME	$218	$202		$413	$398

Basic income per common share (1)	$0.42	$0.39		$0.79	$0.77
Basic weighted average shares used in computation (1)	518	514		517	513
Diluted income per common share (1)	$0.41	$0.39		$0.78	$0.76
Diluted weighted average shares used in computation (1)	542	538		541	537

(1)
Certain balances and the calculations of income per common share and weighted average shares of common stock have been revised to reflect the retrospective adoption of recent accounting pronouncements. For further information refer to the Quarterly report on Form 10-Q for the three and six months ended September 30, 2009.

Table 2
CA, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30,	March 31,
	2009	2009 (1)

Cash and cash equivalents	$3,025	$2,712
Trade and installment accounts receivable, net	718	839
Deferred income taxes - current	482	513
Other current assets	134	105

Total current assets	4,359	4,169

Installment accounts receivable, due after one year, net	84	128
Property and equipment, net	462	442
Purchased software products, net	128	155
Goodwill	5,366	5,364
Deferred income taxes - noncurrent	269	268
Other noncurrent assets, net	733	715

Total assets	$11,401	$11,241

Current portion of long-term debt and loans payable	$643	$621
Deferred revenue (billed or collected) - current	2,186	2,431
Deferred income taxes - current	50	40
Other current liabilities	812	957

Total current liabilities	3,691	4,049

Long-term debt, net of current portion	1,291	1,287
Deferred income taxes - noncurrent	121	136
Deferred revenue (billed or collected) - noncurrent	1,065	1,000
Other noncurrent liabilities	423	407

Total liabilities	6,591	6,879

Common stock	59	59
Additional paid-in capital	3,611	3,686
Retained earnings	3,044	2,673
Accumulated other comprehensive loss	(109)	(183)
Treasury stock	(1,795)	(1,873)

Total stockholders’ equity	4,810	4,362

Total liabilities and stockholders’ equity	$11,401	$11,241

(1)
Certain balances have been revised to reflect the retrospective adoption of recent accounting pronouncements. For further information refer to the Quarterly report on Form 10-Q for the three and six months ended September 30, 2009.

Table 3
CA, Inc.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	September 30,
	2009	2008(1)
OPERATING ACTIVITIES:
Net income	$218	$202
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	73	66
Provision for deferred income taxes	62	36
Provision for bad debts	3	11
Share based compensation expense	26	23
Amortization of discount on convertible debt	12	11
Loss (gain) on sale and disposal of assets	1	(1)
Foreign currency transaction (gains) losses – before taxes, net	(9)	4
Changes in other operating assets and liabilities, net of effect of acquisitions:
(Increase) decrease in trade and installment accounts receivable, net	(49)	16
Decrease in deferred revenue (billed or collected)	(223)	(176)
(Decrease) increase in taxes payable, net	(21)	66
Increase (decrease) in accounts payable, accrued expenses and other	1	(42)
Increase in accrued salaries, wages and commissions	19	20
Decrease in accrued restructuring charges	(14)	(26)
Changes in other operating assets and liabilities	21	8
NET CASH PROVIDED BY OPERATING ACTIVITIES	120	218
INVESTING ACTIVITIES:
Acquisitions, primarily goodwill, purchased software, and other intangible
assets, net of cash acquired	(2)	(1)
Purchases of property and equipment	(17)	(22)
Capitalized software development costs	(50)	(35)
Other investing activities	-	5
NET CASH USED IN INVESTING ACTIVITIES	(69)	(53)
FINANCING ACTIVITIES:
Dividends paid	(21)	(20)
Purchases of common stock	(45)	-
Debt repayments, net	(3)	(4)
Exercise of common stock options and other	2	2
NET CASH USED IN FINANCING ACTIVITIES	(67)	(22)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS BEFORE
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(16)	143
Effect of exchange rate changes on cash	63	(154)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	47	(11)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,978	2,410
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,025	$2,399

(1)
Certain balances have been revised to reflect the retrospective adoption of recent accounting pronouncements. For further information refer to the Quarterly report on Form 10-Q for the three and six months ended September 30, 2009.

Table 4
CA, Inc.
Constant Currency Summary
($ in millions)
(unaudited)

	Three Months Ended September 30,
	2009	2008	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)

Bookings	$947	$1,502	(37%)	(37%)

Revenue:
North America	$628	$615	2%	3%
International	444	492	(10%)	(2%)
Total revenue	$1,072	$1,107	(3%)	1%

Revenue:
Subscription and maintenance	$973	$975	0%	4%
Professional services	71	94	(24%)	(21%)
Software fees and other	28	38	(26%)	(27%)
Total revenue	$1,072	$1,107	(3%)	1%

Total expenses before interest and income taxes:
Total Non-GAAP (2)	$705	$762	(7%)	(3%)
Total GAAP	$733	$777	(6%)	(2%)

	Six Months Ended September 30,
	2009	2008	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)

Bookings	$2,145	$2,532	(15%)	(14%)

Revenue:
North America	$1,258	$1,211	4%	5%
International	864	983	(12%)	(1%)
Total revenue	$2,122	$2,194	(3%)	2%

Revenue:
Subscription and maintenance	$1,919	$1,940	(1%)	5%
Professional services	142	187	(24%)	(19%)
Software fees and other	61	67	(9%)	(9%)
Total revenue	$2,122	$2,194	(3%)	2%

Total expenses before interest and income taxes:
Total Non-GAAP (2)	$1,393	$1,507	(8%)	(2%)
Total GAAP	$1,458	$1,556	(6%)	(1%)

(1)
Constant currency information is presented to provide a framework to assess how the underlying businesses performed excluding the effect of foreign currency rate fluctuations.  To present this information, current and comparative prior period results for entities reporting in currencies other than US dollars are converted into US dollars at the exchange rate in effect on March 31, 2009, which was the last day of fiscal year 2009.  Constant currency excludes the impacts from the Company's hedging program.

(2)	Refer to table 6 for a reconciliation of total expenses before interest and income taxes on a GAAP basis to total expenses before interest and income taxes on a non-GAAP basis.

Table 5
CA, Inc.
Reconciliation of GAAP Results to Non-GAAP Net Income
(in millions, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Total revenue	$1,072	$1,107	$2,122	$2,194
Total expenses before interest and income taxes	733	777	1,458	1,556

Income before interest and income taxes(1)	339	330	664	638
GAAP Operating Margin (% of revenue)	32%	30%	31%	29%

Non-GAAP operating adjustments:
Purchased software amortization	13	14	27	29
Intangibles amortization	13	13	27	26
Restructuring and other	-	-	2	4
Hedging losses/(gains), net(2)	2	(12)	9	(10)
Total non-GAAP operating adjustments	28	15	65	49
Non-GAAP income before interest
and income taxes	367	345	729	687
Non-GAAP Operating Margin (% of revenue)(3)	34%	31%	34%	31%

Interest expense, net	22	13	39	24
Interest on dilutive convertible bonds	(14)	(13)	(24)	(22)
Non-GAAP income before income taxes	359	345	714	685

Income tax provision(4)	127	126	253	252

Non-GAAP income(5)	$232	$219	$461	$433

Non-GAAP diluted EPS(5)(6)	$0.42	$0.40	$0.84	$0.80
Diluted weighted average shares used in
computation(5)	542	538	541	537

(1)	See the Condensed Consolidated Statement of Operations on Table 1 for a bridge from income before interest and income taxes to net income.

(2)	Consists of gains and losses on hedges of operating income relating to prior periods.

(3)
Excluding stock based compensation of $26 and $23, non-GAAP operating margin would have been 37% and 33% for the three months ended September 30, 2009 and 2008, respectively.  On a year to date basis, excluding stock based compensation of $53 and $48, non-GAAP operating margin would have been 37% and 34% for the six months ended September 30, 2009 and 2008, respectively.

(4)
The effective tax rate on non-GAAP income from operations is the Company’s provision for income taxes expressed as a percentage of pre-tax non-GAAP income from operations. This tax rate is determined based on an estimated effective full year tax rate, with the impact of discrete items allocated pro rata to the fiscal year's remaining reporting periods.

(5)
Non-GAAP income and the number of shares used in the computation of non-GAAP diluted EPS for all periods presented have been adjusted to reflect the dilutive impact of the Company’s 1.625% Convertible Senior Notes and stock awards outstanding.

(6)
The calculation of the Non-GAAP diluted EPS includes certain adjustments required by  ASC 260-10-45 which treats certain stock awards as participating securities for the computation of earnings per share.  As a result, Non-GAAP diluted EPS may not equal the Non-GAAP income divided by the Diluted weighted average shares.

Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

Table 6
CA, Inc.
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Income per Share
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Operating Expenses	2009	2008	2009	2008

Total expenses before interest and income taxes	$733	$777	$1,458	$1,556

Non-GAAP operating adjustments:
Purchased software amortization	13	14	27	29
Intangibles amortization	13	13	27	26
Restructuring and other	-	-	2	4
Hedging losses/(gains), net (1)	2	(12)	9	(10)
Total non-GAAP operating adjustments	28	15	65	49

Total non-GAAP operating expenses	$705	$762	$1,393	$1,507

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Diluted Income per Share	2009	2008	2009	2008

GAAP diluted income per share	$0.41	$0.39	$0.78	$0.76

Non-GAAP adjustments, net of taxes

Purchased software and intangibles amortization	0.03	0.03	0.06	0.07
Restructuring and other charges	-	-	-	-
Hedging losses/(gains) (1)	-	(0.01)	0.01	(0.01)
Non-GAAP effective tax rate adjustments (2)	(0.02)	(0.01)	(0.01)	(0.02)

Non-GAAP diluted income per share	$0.42	$0.40	$0.84	$0.80

(1)	Consists of gains and losses on hedges of operating income relating to prior periods.

(2)
The effective tax rate on non-GAAP income from operations is the Company’s provision for income taxes expressed as a percentage of pre-tax non-GAAP income from operations. This tax rate is determined based on an estimated effective full year tax rate, with the impact of discrete items allocated pro rata to the fiscal year’s remaining reporting periods.

Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

Table 7
CA, Inc.
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2009		September 30, 2009
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income before income taxes(1)	$317	$359	$625	$714

Statutory tax rate	35.0%	35.0%	35%	35.0%

Tax at statutory rate	111	126	219	250

Adjustments for discrete and permanent items	(12)	1	(7)	3

Total tax expense	$99	$127	$212	$253

Effective tax rate(2)	31.2%	35.5%	33.9%	35.5%

(1)	Refer to Table 5 for a reconciliation of income before interest and income taxes on a GAAP basis to income before income taxes on a non-GAAP basis.

(2)
The effective tax rate on GAAP and non-GAAP income from operations is the Company’s provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from operations, respectively. Such tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the period such items arise and the effective tax rate for non-GAAP income generally allocating the impact of such items pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

Table 8
 CA, Inc.
Reconciliation of Projected GAAP Earnings per Share to
Projected Non-GAAP Earnings per Share
(unaudited)

	Fiscal Year Ending
	March 31, 2010

Projected GAAP diluted EPS range	$1.47	to	$1.58

Non-GAAP adjustments, net of taxes:
Purchased software and intangibles amortization	0.13		0.13

Non-GAAP projected diluted operating EPS range	$1.60	to	$1.71

Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.